Exhibit 99.1

NEWS RELEASE

Public Relations:

Mike Silverman

AMD Public Relations

(512) 602-3781

michael.silverman@amd.com

Investor Relations:

Irmina Blaszczyk

AMD Investor Relations

(408) 749-3398

irmina.blaszczyk@amd.com

Martin L. Edelman Appointed to AMD Board of Directors

SUNNYVALE, Calif. — Feb. 26, 2013 — AMD (NYSE: AMD) announced today that Martin Edelman has been appointed to the company’s board of directors as a representative of West Coast Hitech L.P., an affiliate of Mubadala Development Company and AMD’s largest stockholder. Edelman’s appointment follows the resignation of Waleed al Muhairi after four years of service on the AMD Board.

Edelman currently serves as Of Counsel, Real Estate Department for the law firm Paul, Hastings, Janofsky & Walker LLP, a New York City law firm where he is responsible for real estate transactions as well as corporate mergers and acquisitions. He serves as a member of the board of directors at several private and public companies, including Avis Budget Group, Ashford Hospitality Trust and Capital Trust.

Edelman is also a senior advisor to Mubadala Development Company, a strategic investment and development company headquartered in Abu Dhabi. He brings an extensive legal background to the board of directors, with more than 40 years of experience in the legal profession. He also holds a number of board positions for charitable organizations including Manchester City Football Club Charitable, The Intrepid Museum Foundation, Intrepid Fallen Heroes Fund, Fisher House Foundation, Tribeca Film Institute, Jackie Robinson Foundation, and the Fisher Center for Alzheimer’s Research Foundation.

Mr. Edelman holds a Bachelor of Laws degree from Columbia Law School and a Bachelor of Arts degree from Princeton University.

Separately, Craig A. Conway, a member of the company’s board of directors since 2009, has decided to not stand for re-election at the company’s 2013 annual meeting of stockholders in order to focus on his other business and personal interests.

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About AMD

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